Exhibit 99.1

Aprea Therapeutics Announces Second Quarter 2026 Financial Results

Enrollment in the ongoing Phase 1 dose escalation ACESOT-1051 trial of oral WEE1 inhibitor APR-1051 is accelerating as dose escalation advances

Aprea plans to advance APR-1051 in uterine serous carcinoma (USC), and Cyclin E–overexpressing platinum-resistant ovarian cancer (PROC) while also evaluating combination regimens with standard of care in HPV-positive head and neck cancer and colorectal cancer

Updated Phase 1 data presented at ASCO 2026 showed early single-agent activity for APR-1051, including partial responses and disease stabilization, with a manageable tolerability profile

$41.2 million in cash and cash equivalents as of June 30, 2026

DOYLESTOWN, PA, August 12, 2026 (GLOBE NEWSWIRE) — Aprea Therapeutics, Inc. (Nasdaq: APRE) (“Aprea”, or the “Company”), a clinical-stage precision medicine oncology company focused on the discovery and development of targeted therapies for patients with biomarker-defined cancers, today reported financial results for the second quarter ended June 30, 2026, and provided a business update.

"Having observed early signs of clinical activity for APR-1051, we are now expanding the ongoing ACESOT-1051 trial,” said Oren Gilad, Ph.D., President and Chief Executive Officer of Aprea. “We are accelerating enrollment, advancing dose escalation to inform dose selection, and preparing to evaluate APR-1051 both as a single agent in uterine serous carcinoma (USC) and Cyclin E-overexpressing platinum-resistant ovarian cancer (PROC) and also in combination with standard of care in HPV-positive head and neck cancer and colorectal cancer. We look forward to sharing our next clinical data update at a medical meeting in the fourth quarter of 2026. This ongoing progress reflects our commitment to developing targeted cancer therapies that have the potential to improve outcomes and quality of life for patients, while also creating value for our shareholders."

Key Business Updates and Upcoming Key Milestones

ACESOT-1051: A Biomarker-Focused, Phase 1 Trial of Oral WEE1 Inhibitor, APR-1051

•	APR-1051 is a potent and selective, oral small molecule WEE1 inhibitor designed to potentially address therapeutic window limitations observed with earlier WEE1 programs. It is currently being evaluated in ACESOT-1051, a multi-center, open-label Phase 1 study. The primary objectives of this study are safety, dose-limiting toxicity, maximum tolerated or maximum administered dose, and

RP2D. Secondary objectives include pharmacokinetics and antitumor activity assessed by RECIST/PCWG3.
•	Aprea expects to report the next clinical data update from ACESOT-1051 at a medical meeting in the fourth quarter of 2026. Enrollment is accelerating ahead of this anticipated clinical catalyst, with the number of active clinical sites expanding from three to ten. The Company expects enrollment to reach 6 to 10 patients per month by Q4 of 2026, potentially increasing the pace of clinical data generation.
•	Supported by the $30 million private placement that closed in the first quarter of 2026, the Company is expanding enrollment in ACESOT to include at least 50 patients with uterine serous carcinoma or cyclin E-overexpressing, platinum-resistant ovarian cancer. Completion of dose escalation and backfill expansion is anticipated in the second quarter of 2027. This expansion is intended to further characterize the clinical activity of APR-1051 in biomarker-defined tumor populations with a mechanistic rationale for WEE1 inhibition.
•	Aprea also plans to evaluate APR-1051 in combination settings, supported by preclinical synergy observed in relevant disease models. In HPV-positive head and neck squamous cell carcinoma, APR-1051 will be combined with immune checkpoint therapy. In colorectal cancer, APR-1051 will be combined with a standard-of-care chemotherapy. Advancing clinically evaluated, active doses are intended to support the tolerability and dosing of APR-1051 when added to standard-of-care treatment.
•	For more information on ACESOT-1051, refer to ClinicalTrials.gov NCT06260514.

APR-1051 Presentation at ASCO 2026

•	On May 30, 2026, Aprea presented updated data from ACESOT-1051 in a poster titled “Early results from the first-in-human phase 1 study of WEE1 inhibitor APR-1051 in patients with advanced solid tumors (ACESOT-1051)” (Abstract #3107) at the American Society of Clinical Oncology (ASCO) 2026 Annual Meeting in Chicago, Illinois. The presentation summarized data as of a May 6, 2026 cutoff. A copy of the poster can be found on the Aprea corporate website here.

ATR inhibitor, ATRN-119

•	ATRN-119 is a potent and highly selective potentially first-in-class macrocyclic ATR inhibitor designed for patients with tumors harboring mutations in DDR-related genes. Cancers with mutations in DDR-related genes represent a high unmet medical need, and these patients often have a poor prognosis and currently lack effective therapeutic options.
•	During 2025, Aprea determined the recommended Phase 2 monotherapy dose (RP2D) of 1,100 mg once daily for ATRN-119 in the ABOYA-119 Phase 1/2a dose-escalation study and subsequently closed this study to focus resources on the clinical development of APR-1051. Building on the completion of dose escalation, the Company is considering further ATRN-119 development in combination approaches that could expand its therapeutic potential. Aprea believes ATRN-119's mechanism of action, potentially favorable safety profile, and pharmacologic characteristics could make it an ideal candidate for combination with other anti-cancer therapies, including radiation therapy, chemotherapy, antibody-drug conjugates (ADCs) and immune checkpoint inhibitors.
•	Aprea is currently in discussions with leading academic centers to explore various combinations for ATRN-119. These include investigator-initiated studies evaluating ATRN-119 in combination with I/O agents, chemotherapy, ADCs and/or radiation. Potential indications for these combinations include advanced solid tumors (e.g. HPV+ head and neck cancers, sarcomas, ovarian, colorectal, lung) and hematologic malignancies (e.g. Acute Myeloid Leukemia, Myelodysplastic syndromes).

Pipeline

•	Aprea also has an early-stage program, a macrocyclic DYRK1A/B inhibitor, that potentially could enter IND enabling studies in the fourth quarter of 2026, subject to available resources.

Financial Results for the Second Quarter Ended June 30, 2026

•	As of June 30, 2026, the Company reported cash and cash equivalents of $41.2 million, compared to $14.6 million as of December 31, 2025. The Company believes that its cash and cash equivalents as of June 30, 2026 will be sufficient to meet its currently projected operating expenses and capital expenditure requirements into the first quarter of 2028.
•	For the second quarter ended June 30, 2026, the Company reported an operating loss of $4.0 million, compared to an operating loss of $3.4 million in the second quarter of 2025.
•	Research and Development (R&D) expenses were $2.5 million for the quarter ended June 30, 2026, compared to $1.9 million for the second quarter of 2025. The increase in R&D expense was primarily related to higher expenses in ACESOT-1051, our Phase 1 dose-escalation study for APR-1051, partially offset by lower expense in the ABOYA-119 clinical trial to evaluate ATRN-119, which has been closed.
•	General and Administrative (G&A) expenses were $1.6 million for each of the quarters ended June 30, 2026 and 2025.
•	The Company reported a net loss of $3.6 million, or $(0.07) per basic share, on approximately 53.5 million weighted-average common shares outstanding for the quarter ended June 30, 2026, compared to a net loss of $3.2 million, or $(0.53) per basic share, on approximately 6.1 million weighted-average common shares outstanding for the comparable period in 2025.

About Aprea

Aprea is a clinical-stage precision medicine oncology company focused on the discovery and development of targeted therapies for patients with biomarker-defined cancers. The Company is pioneering a new approach to treat cancer by exploiting vulnerabilities associated with cancer cell mutations. This approach was developed to kill tumors while minimizing the effect on normal, healthy cells. Aprea’s technology has potential applications across multiple cancer types, enabling it to target a range of tumors, including ovarian, endometrial, colorectal and head and neck squamous cell carcinoma. The company’s lead programs are APR-1051, an oral, small-molecule inhibitor of WEE1 kinase, and ATRN-119, a small molecule ATR inhibitor, both in clinical development for solid tumor indications. For more information, please visit the company website at www.aprea.com.

The Company may use, and intends to use, its investor relations website at https://ir.aprea.com/ as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Forward-Looking Statement

Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, related to our study analyses, clinical trials, regulatory submissions, development plans and projected cash position. We may, in some cases, use terms such as “future,” “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “targeting,” “confidence,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team and on information currently available to management, and involve risks, potential changes in circumstances, assumptions and uncertainties. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned product candidates, our research and development efforts, including timing considerations and other matters regarding our business strategies, use of capital, results of operations and financial position, projected cash runway, plans and objectives for future operations, the timing, progress, enrollment and completion of our ongoing and planned clinical trials, the timing of expected clinical data updates and medical meeting presentations, the potential expansion of ACESOT-1051, the potential development of APR-1051 in single-agent and combination settings, the potential further development of ATRN-119, and the potential advancement of our early-stage programs. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including, without limitation, risks related to the success, timing and cost of our ongoing and anticipated clinical trials for our current product candidates, including the timing of initiation, pace of enrollment and completion of trials, our ability to fully fund our disclosed clinical trials, which assumes no material changes to our currently projected expenses, the receipt and timing of interim or preliminary results, which are not necessarily indicative of final results, our understanding of product candidate mechanisms of action and interpretation of preclinical and early clinical results from our clinical development programs, our ability to predict clinical outcomes based on such preclinical and early clinical results, the timing and outcome of regulatory interactions, and the other risks, uncertainties and factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to update such forward-looking statements for any reason, except as required by law.

Investor Contact:

Mike Moyer
LifeSci Advisors
mmoyer@lifesciadvisors.com

Aprea Therapeutics, Inc.
Consolidated Balance Sheets

	June 30, 2026	December 31, 2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$41,233,428	$14,599,347
Prepaid expenses and other current assets	679,686	961,899
Total current assets	41,913,114	15,561,246
Property and equipment, net	64,033	59,807
Restricted cash	41,615	41,186
Other noncurrent assets	271,162	271,162
Total assets	$42,289,924	$15,933,401
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$935,139	$713,668
Accrued expenses	2,157,163	2,050,690
Total current liabilities	3,092,302	2,764,358
Commitments and contingencies
Series A convertible preferred stock, $0.001 par value, 40,000,000 shares authorized; 31,194 shares issued and outstanding at June 30, 2026 and December 31, 2025	727,361	727,361
Stockholders’ equity:
Common stock, $0.001 par value, 400,000,000 shares authorized, 12,391,136 and 8,192,538 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	12,391	8,192
Additional paid-in capital	389,596,149	356,709,645
Accumulated other comprehensive loss	(10,617,617)	(10,634,714)
Accumulated deficit	(340,520,662)	(333,641,441)
Total stockholders’ equity	38,470,261	12,441,682
Total liabilities and stockholders' equity	$42,289,924	$15,933,401

Aprea Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Grant revenue	$—	$118,111	$—	$280,574
Operating expenses:
Research and development	2,462,042	1,912,213	4,073,209	4,395,279
General and administrative	1,570,138	1,593,671	3,389,383	3,358,650
Total operating expenses	4,032,180	3,505,884	7,462,592	7,753,929
Loss from operations	(4,032,180)	(3,387,773)	(7,462,592)	(7,473,355)
Other income (expense):
Interest income, net	358,923	178,027	493,707	382,753
Other income	79,000	—	79,000	—
Foreign currency gain (loss)	2,953	(29,124)	10,664	(80,927)
Total other income	440,876	148,903	583,371	301,826
Net loss	$(3,591,304)	$(3,238,870)	$(6,879,221)	$(7,171,529)
Other comprehensive loss:
Foreign currency translation	8,083	(1,681)	17,097	(1,038)
Total comprehensive loss	$(3,583,221)	$(3,240,551)	$(6,862,124)	$(7,172,567)
Net loss per share attributable to common stockholders, basic and diluted	$(0.07)	$(0.53)	$(0.20)	$(1.19)
Weighted-average common shares outstanding, basic and diluted	53,483,504	6,083,329	34,191,653	6,038,845